ROSS MILLER
Secretary of State
204 North Carson Street, Ste 1
Carson City, Nevada 89701-4299
(775) 684 5708
Website: secretaryofstate.biz

Certificate of Designation

(PURSUANT TO NRS 78.1955)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Designation For Nevada Profit Corporations (Pursuant to NRS 78.1955)

1. Name of corporation:

The Blackhawk Fund

2. By resolution of the board of directors pursuant to a provision in the articles of incorporation. this certificate establishes the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock.

Series A Preferred Stock, par value $0.001 per share - 500,000 shares

(See Attachment)

3. Effective date of filing (optional):

(must not be later than 90 days after the certificate is filed)

4. Officer Signature **(Required)**: X

Filing Fee: $175.00

IMPORTANT: Failure to include any of the above information and submit the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

ATTACHMENT TO
CERTIFICATE OF DESIGNATION
ESTABLISHING SERIES A PREFERRED STOCK
OF THE BLACKHAWK FUND

1. **Definitions**. For purposes of this Certificate of Designation, the following definitions shall apply and shall be equally applicable to both the singular and plural forms of the defined terms:

1.1. "**Affiliate**" of any Person shall mean any Person who directly or indirectly controls, is controlled by, or is under common control with, the indicated Person. For the purposes of this definition, "control" has the meaning specified as of the date hereof for that word in Rule 405 promulgated by the United States Securities and Exchange Commission under the Securities Act of 1933, as amended.

1.2. "**Automatic Conversion Price**" shall mean the price per share at which the Common Stock is sold in a Qualified Offering (or, in the case of convertible securities, the conversion price for such security on the closing date of the Qualified Offering).

1.3. "**Board**" shall mean the Board of Directors of the Corporation.

1.4. "**Common Stock**" shall mean the common stock, par value $0.001 per share, of the Corporation.

1.5. "**Conversion Rights**" shall have the meaning set forth in Section 6 below.

1.6. "**Conversion Stock**" shall mean the Common Stock into which the Series A Preferred Stock is convertible and the Common Stock issued upon such conversion.

1.7. "**Corporation**" shall mean The Blackhawk Fund, a Nevada corporation.

1.8. "**Convertible Securities**" shall mean evidences of indebtedness, shares of stock or other securities that are at any time, directly or indirectly, convertible into, exercisable for, or exchangeable for Common Stock.

1.9. "**Exchange Act**" shall mean the Securities Exchange Act of 1934 and the rules promulgated thereunder, as the same may be amended from time to time.

1.10. "**Holder**" shall mean a holder of Series A Preferred Stock.

1.11. "**Optional Conversion Price**" shall be the average of the Per Share Market Values during the twenty (20) Trading Days immediately preceding a Conversion Date.

1.12. "**Per Share Market Value**" means on any particular date (a) the closing bid price per share of Common Stock on such date on the OTC Bulletin Board or on such Subsequent Market on which the shares of Common Stock are then listed or quoted, or if there is no such price on such date, then the closing bid price on the OTC Bulletin Board or on such Subsequent Market on the date nearest preceding such date, or (b) if the shares of Common Stock are not then listed or quoted on the OTC Bulletin Board or a Subsequent Market, the closing bid price for a share of Common Stock in the over-the-counter market, as reported by the National

Quotation Bureau Incorporated or similar organization or agency succeeding to its functions of reporting prices) at the close of business on such date, or (c) if the shares of Common Stock are not then reported by the National Quotation Bureau Incorporated (or similar organization or agency succeeding to its functions of reporting prices), then the average of the "Pink Sheet" quotes for the relevant conversion period, as determined in good faith by the Holder.

1.13. "**Person**" shall include all natural persons, corporations, business trusts, associations, limited liability companies, partnerships, joint ventures and other entities, governments, agencies and political subdivisions.

1.14. "**Qualified Offering**" shall mean a bona fide third party sale by the Corporation of its securities (including, without limitation, equity or debt securities directly or indirectly convertible or exchangeable for equity securities, alone or with any debt securities) resulting in gross proceed to the Corporation of at least $1,000,000.

1.15. "**Series A Conversion Price**" shall be the Automatic Conversion Price or the Mandatory Conversion Price, as the case may be.

1.16. "**Stated Value**" shall mean $1.00 (subject to appropriate adjustment to reflect stock splits, stock dividends, stock combinations, recapitalizations, and like occurrences and dividends and other distributions on such stock payable in shares of Series A Preferred Stock or Common Stock).

1.17. "**Subsequent Market**" means the New York Stock Exchange, American Stock Exchange, Nasdaq SmallCap Market or Nasdaq National Market.

1.18. "**Trading Day**" means (a) a day on which the shares of Common Stock are traded on such Subsequent Market on which the shares of Common Stock are then listed or quoted, or (b) if the shares of Common Stock are not listed on a Subsequent Market, a day on which the shares of Common Stock are traded in the over-the-counter market, as reported by the OTC Bulletin Board, or (c) if the shares of Common Stock are not quoted on the OTC Bulletin Board, a day on which the shares of Common Stock are quoted in the over-the-counter market as reported by the National Quotation Bureau Incorporated (or any similar organization or agency succeeding its functions of reporting prices); provided, however, that in the event that the shares of Common Stock are not listed or quoted as set forth in (a), (b) and (c) hereof, then Trading Day shall mean any day except Saturday, Sunday and any day which shall be a legal holiday or a day on which banking institutions in the State of Nevada are authorized or required by law or other government action to close.

2. **Voting Rights**. Except as set forth herein or otherwise required by law, the holders of the Series A Preferred Stock shall not have any voting rights.

3. **Dividends**. The holders of each share of the Series A Preferred Stock shall not be entitled to any dividends payable on Common Stock.

4. **Liquidation**. The holders of Series A Preferred Stock shall not be entitled to receive any preference upon the liquidation, dissolution or winding up of the business of the Corporation, whether voluntary or involuntary, each holder of Series A Preferred Stock shall share ratably with the holders of Common Stock

{N0113263; 2}

5. **Redemption Rights**. None.

6. **Conversion**. The holders of the Series A Preferred Stock shall have the following conversion rights (the "Conversion Rights"):

6.1. **Optional Conversion of the Series A Preferred Stock**. At any time after October 24, 2008, any or all shares of the Series A Preferred Stock shall be convertible, without the payment of any additional consideration by the holder thereof and at the option of the holder thereof, at the office of the Corporation or any transfer agent for the Common Stock, into such whole number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Stated Value by the Optional Conversion Price and then multiplying such quotient by the number of shares of Series A Preferred Stock to be converted; provided, however that a Holder may not convert that amount of Series A Preferred Stock to the extent such conversion would result in such Holder, together with any Affiliate thereof, beneficially owning (as determined in accordance with Section 13(d) of the Exchange Act in excess of 4.999% of the then issued and outstanding shares of Common Stock. The provisions of this Section may be waived by Holder upon not less than 61 days' prior notice to the Corporation.

6.2. **Automatic Conversion of the Series A Preferred Stock**. Upon the consummation of a Qualified Offering, all outstanding shares of Series A Preferred Stock will automatically convert (the "Automatic Conversion Date") into such whole number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Stated Value by the Automatic Conversion Price and then multiplying such quotient by the number of shares of Series A Preferred Stock to be converted; provided, however, that if any time during the 12 month period following the Automatic Conversion Date the Per Share Market Price is less than 70% of the Automatic Conversion Price for twenty (20) consecutive Trading Days, then the Corporation will issue such Holder that number of shares of Common Stock equal to the number of shares issued to such Holder upon the automatic conversion under this Section multiplied by 50%.

6.3. **Fractional Shares**. No fractional shares of Common Stock shall be issued upon conversion of the Series A Preferred Stock, and the number of shares of Common Stock to be issued shall be determined by rounding to the nearest whole share (a half share being treated as a full share for this purpose). Such conversion shall be determined on the basis of the total number of shares of Series A Preferred Stock the holder is at the time converting into Common Stock and such rounding shall apply to the number of shares of Common Stock issuable upon such aggregate conversion.

6.4. **Mechanics of Optional Conversion**. Before any holder of Series A Preferred Stock shall be entitled to convert the same into full shares of Common Stock, such holder shall surrender the certificate or certificates therefor, endorsed or accompanied by written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or by such holder's attorney duly authorized in writing, at the office of the Corporation or of any transfer agent for the Common Stock, and shall give at least five (5) days' prior written notice to the Corporation at such office that such holder elects to convert the same or such portion thereof as such holder elects to convert and shall state therein such holder's name or the name of the nominees in which such holder wishes the certificate or certificates for shares of Common Stock to be issued. The Corporation shall, as soon as practicable thereafter, issue and deliver to such holder of Series A Preferred Stock, or to such holder's nominee or nominees, a certificate or certificates for the number of shares of Common Stock to which such holder shall

be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series A Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date. From and after such date, all rights of the holder with respect to the Series A Preferred Stock so converted shall terminate, except only the right of such holder, upon the surrender of his, her or its certificate or certificates therefor, to receive certificates for the number of shares of Common Stock issuable upon conversion thereof. Upon conversion of only a portion of the number of shares covered by a certificate representing shares of Series A Preferred Stock surrendered for conversion, the Corporation shall issue and deliver to the holder of the certificate so surrendered for conversion, at the expense of the Corporation, a new certificate covering the number of shares of the Series A Preferred Stock representing the unconverted portion of the certificate so surrendered, which new certificate shall entitle the record holder thereof to all rights in respect of the shares of Series A Preferred Stock represented thereby to the same extent as if the portion of the certificate theretofore covering such unconverted shares had not been surrendered for conversion.

6.5. **Mechanics of Automatic Conversion**. The Corporation shall use reasonable efforts to provide all holders of record of shares of Series A Preferred Stock with at least seven (7) days' prior written notice of the anticipated date of any automatic conversion referenced in Section 6.2 and at least three (3) days' prior written notice of the actual date of such conversion. Each such notice shall designate a place for automatic conversion of all of the shares of such Series A Preferred Stock. Such notices will be sent by mail, first class, postage prepaid to each record holder of Series A Preferred Stock at such holder's address appearing on the Corporation's stock register, or by overnight courier service in the case of the notice prior to the actual date of conversion. On or before the date fixed for conversion, each holder of shares of Series A Preferred Stock shall surrender such holder's certificate or certificates for all such shares to the Corporation at the place designated in such notice, and shall thereafter receive certificates for the number of shares of Common Stock or other securities to which such holder is entitled. Failure to provide such notice shall not affect the validity of automatic conversion hereunder. On the date fixed for conversion, all rights with respect to the Series A Preferred Stock will terminate, except only (i) any rights to receive declared but unpaid dividends with a record date preceding the date of conversion, and (ii) the rights of the holders thereof, upon surrender of their certificate or certificates therefor, to receive certificates for the number of shares of Common Stock or other securities into which such Series A Preferred Stock has been converted. If so required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or by her, his or its attorney duly authorized in writing. All certificates evidencing shares of Series A Preferred Stock which are required to be surrendered for conversion in accordance with the provisions hereof shall, from and after the date such certificates are so required to be surrendered, be deemed to have been retired and canceled and the shares of Series A Preferred Stock represented thereby converted into Common Stock for all purposes, notwithstanding the failure of the holder or holders thereof to surrender such certificates on or prior to such date. As soon as practicable after the date of such automatic conversion and the surrender of the certificate or certificates for Series A Preferred Stock as aforesaid, the Corporation shall cause to be issued and delivered to such holder, or to her, his or its written order, a certificate or certificates for the number of full shares of Common Stock or other securities issuable on such conversion in accordance with the provisions hereof.

6.6. Certain Adjustments to Conversion Price for Stock Splits, Dividends, Mergers, Reorganizations, Etc.

A. Adjustment for Stock Splits, Stock Dividends and Combinations of Common Stock. In the event the outstanding shares of Common Stock shall, after the filing of this Article IV, Section B, be subdivided (split), or combined (reverse split), by reclassification or otherwise, or in the event of any dividend or other distribution payable on the Common Stock in shares of Common Stock, the Automatic Conversion Price in effect immediately prior to such subdivision, combination, dividend or other distribution shall be adjusted so that the registered holder of any share of Series A Preferred Stock thereafter surrendered for conversion shall be entitled to receive the number and kind of shares of Common Stock and other securities which such holder would have owned or have been entitled to receive after the happening of any of the events described above had such share been converted immediately prior to the happening of such event. An adjustment made pursuant to this subparagraph (A) shall become effective immediately after the record date in the case of a dividend or other distribution and shall become effective immediately after the effective date in the case of a subdivision or combination.

B. Adjustment for Merger or Reorganization, Etc. In the event of a reclassification, reorganization or exchange (other than described in Section 6.6(A) above) or any merger, acquisition, consolidation or reorganization of the Corporation with another Corporation, each share of Series A Preferred Stock shall thereafter be convertible into the kind and number of shares of stock or other securities or property to which a holder of the number of shares of Common Stock of the Corporation deliverable upon conversion of the Series A Preferred Stock would have been entitled upon such reclassification, reorganization, exchange, consolidation, merger or conveyance had the conversion occurred immediately prior to the event; and, in any such case, appropriate adjustment (as determined in good faith by the Board) shall be made in the application of the provisions herein set forth with respect to the rights and interests thereafter of the holders of the Series A Preferred Stock, to the end that the provisions set forth herein (including provisions with respect to changes in and other adjustments of the applicable Series A Conversion Price) shall thereafter be applicable, as nearly as reasonably may be, in relation to any shares of stock or other property thereafter deliverable upon the conversion of the Series A Preferred Stock.

6.7. Notices of Record Date. In the event of any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, any capital reorganization of the Corporation, any reclassification or recapitalization of the Corporation's capital stock, any consolidation or merger with or into another Corporation, any transfer of all or substantially all of the assets of the Corporation or any dissolution, liquidation or winding up of the Corporation, the Corporation shall mail to each holder of Series A Preferred Stock at least ten (10) days prior to the date specified for the taking of a record, a notice specifying the date on which any such record is to be taken for the purpose of such dividend or distribution.

6.8. Additional Notices. In the event the Corporation shall propose to take any action of the types described in Section 6.6 the Corporation shall give notice to each holder of shares of Series A Preferred Stock, which notice shall specify the record date, if any, with respect to such action and the date on which such action is to take place. Such notice shall also set forth such facts with respect thereto as shall be reasonably necessary to indicate the effect of such action (to the extent such effect may be at the date of such notice) on the Series A Conversion Price and the

number, kind or class of shares or other securities or property which shall be deliverable or purchasable upon the occurrence of such action or deliverable upon conversion of shares of Series A Preferred Stock. In the case of any action which would require the fixing of a record date, such notice shall be given at least ten (10) days prior to the date so fixed, and in case of all other action, such notice shall be given at least ten (10) days prior to the taking of such proposed action.

6.9. **Common Stock Reserved**. The Corporation shall reserve and keep available out of its authorized but unissued Common Stock such number of shares of Common Stock as shall from time to time be sufficient to effect conversion of the Series A Preferred Stock.

6.10. **Payment of Taxes**. The Corporation will pay all taxes (other than taxes based upon income) and other governmental charges that may be imposed with respect to the issue or delivery of shares of Common Stock upon conversion of shares of Series A Preferred Stock, other than any tax or other charge imposed in connection with any transfer involved in the issue and delivery of shares of Common Stock in a name other than that in which the shares of Series A Preferred Stock so converted were registered.

7. **No Reissuance of Series A Preferred Stock**. No share or shares of Series A Preferred Stock acquired by the Corporation by reason of redemption, purchase, conversion or otherwise shall be reissued.

8. **Notices**. Unless otherwise specified in the Corporation's Articles of Incorporation or Bylaws, all notices or communications given hereunder shall be in writing and, if to the Corporation, shall be delivered to it as its principal executive offices, and if to any holder of Series A Preferred Stock, shall be delivered to it at its address as it appears on the stock books of the Corporation.

9. **No Preemptive Rights**. Shareholders shall have no preemptive rights except as granted by the Corporation pursuant to written agreements.

10. **Restrictions**. So long as any shares of Series A Preferred Stock remain outstanding, the Corporation shall not (i) amend the terms of the Series A Preferred, without the vote or written consent of at least a majority of the then outstanding shares of Series A Preferred Stock or (ii) amend any other provision of the Corporation's Certificate of Incorporation or Bylaws in a manner that adversely effects the Series A Preferred Stock in a manner different from the other series of Preferred Stock.